Exhibit 15




                      Letter Regarding Unaudited Interim
                             Financial Information



Board of Directors
Worthington Foods, Inc.



     We are aware of the incorporation by reference in the Registration Statements (Form S-8 No. 33-55842, Form S-8 No. 33-67290 and Form S-8 No. 333-2904) of Worthington Foods, Inc. of our report dated April 16, 1996, relating to the unaudited condensed consolidated interim financial statements of Worthington Foods, Inc. which are included in its Form 10-Q for the quarter ended March 29, 1996.

     Pursuant to Rule 436(c) of the Securities Act of 1933, our report is not a part of the registration statements prepared or certified by accountants within the meaning of Section 7 or 11 of the Securities Act of 1933.





      ERNST & YOUNG LLP





      Columbus, Ohio
      April 16, 1996






                                    - 16 -